EXHIBIT 4.7

Asset Merger and Acquisition Security Deposit Agreement

Party A: Beijing Baosheng Network Technology Co., Ltd.

Address: 5/F E Building 8, Xishanhui, Shijingshan District, Beijing

Legal Representative: Gong Sheng

Party B: Nanjing Yunbei E-Commerce Co., Ltd.

Address: 017 8/F Building 133, Technology Innovation Park, 34 Dazhou Road, Yuhuatai District, Nanjing

Legal Representative: Yang Ao

Party A and Party B, with mutual respect for equality, voluntary participation, and consensus, have reached the following Agreement on November 2, 2023, in Shijingshan District, Beijing, China. Both parties commit to adhering to the terms herein:

Article 1 Cooperation Scope

Party A will deposit the funds intended for various purposes in the future (hereinafter referred to as "Security Deposit") into the Custody Account of Party B's company, for which Party B is responsible for Party A's Security Deposit.

Article 2 Rights and Obligations of Both Parties

2.1 Party A shall, within 45 working days from the signing of this Agreement, transfer the Security Deposit of RMB 30 million (in words: thirty million yuan) into the account specially opened by Party B for this Security Deposit ("Custody Account"). The details of the Custody Account is as follows:

Custody Account:

Account name: Nanjing Yunbei E-Commerce Co., Ltd.

Bank of deposit: Nanjing Miaosuyuan Sub-Branch of Industrial Bank

Bank account:

2.2 Both parties confirm that, in accordance with the provisions of this Agreement, Party A shall transfer the Security Deposit to Party B's Custody Account, and Party B shall manage the Security Deposit. Party A's funds shall not accrue interest during the period managed by Party B.

Article 3 Commitments and Guarantees by Both Parties

3.1 Party A's Commitments and Guarantees

(1) Party A fully understands and agrees to all the terms of this Agreement, and all representations made under this Agreement are true and accurate.

(2) Party A shall transfer the Security Deposit to the Custody Account in accordance with the Agreement.

(3) Party A warrants that Party B has obtained all necessary and legal internal and external approvals and authorizations required for Party B to fulfill its obligations under this Agreement.

(4) Party A shall ensure the legality and efficiency of the source of funds in the Custody Account.

3.2 Party B's Commitments and Guarantees

(1) Party B is a legal entity with full capacity for civil conduct, possessing the necessary civil rights and capabilities to enter into and perform this Agreement.

(2) Party B fully understands and agrees to all the terms of this Agreement, and all representations of intention under this Agreement are true.

(3) Party B agrees that Party A will deposit the Security Deposit in the Custody Account in accordance with the provisions of this Agreement, and no operations shall be conducted on the Custody Account without Party A's instructions..

(4) Party B undertakes and guarantees that the Custody Account will be independently managed and will not be mixed with any other accounts or funds.

(5) Party B does not make any commitment to the legality and validity of the funds in the Custody Account.

Article 4 Use of Security Deposit

4.1 Party B shall operate on the Custody Account based on instructions from Party A's authorized personnel.

4.2 Party A shall supervise the Custody Account.

4.3 Party A has the right to inquire about the use of the deposit and the status of the Custody Account from Party B, and Party B shall provide accurate and truthful reports.

4.4 Should this Agreement be terminated for any reason, upon the expiration of the custody period, or for any other cause leading to the termination of this Agreement (hereinafter referred to as "Termination Reasons"), Party B shall, within 3 working days after the occurrence of the Termination Reasons, transfer all funds in the Custody Account in full to the account designated by Party A. The specific account information shall be issued by the authorized personnel of Party A as stipulated in this Agreement. Should Party A intend to engage Party B for other services after the occurrence of the termination reasons, both parties may enter into a separate agreement for such services.

Article 5 Period of Custody

The custody period is from the day Party A deposits the security deposit into Party B's account until the one-year period expires. If there is still a balance in the Custody Account at the end of the custody period, Party A has the right to require Party B to transfer such funds out as stipulated in Article 4.4 of this Agreement.

Article 6 Liability for Breach of Agreement

6.1 Either party, in the event of a violation of the warranties, declarations, and obligations stipulated in this Agreement, shall bear corresponding liability for breach of Agreement and compensate the other party for all direct economic losses caused thereby (including but not limited to reasonable litigation fees, notarial fees, preservation fees, attorney fees, travel expenses, and all other costs incurred in resolving disputes).

6.2 If Party B or Party B's staff fails to operate the Custody Account in accordance with Party A's instructions, including but not limited to unauthorized misappropriation and transfer of Security Deposits, Party B shall make up for the loss of Party A's funds caused by unauthorized operation (including but not limited to misappropriation or the funds transferred out, the expected income of the funds, the litigation fees paid for this, notarization fees, preservation fees, attorney fees, travel expenses and all expenses incurred in handling disputes), and bear the liquidated damages of 20% of the amount misappropriated without authorization.

6.3 If any party to this Agreement is obliged to make a payment and fails to do so on time, they shall be liable for a late payment penalty of 0.03% of the overdue amount per day. The cumulative penalty shall not exceed 20% of the payable amount.

6.4 Either party shall have the right to unilaterally terminate this Agreement if:

(1) Any party breaches any of its obligations, provisions or representations and warranties under this Agreement and fails to rectify the breach within 30 days from the date of the breach;

(2) There is a significant adverse change in either party's business, assets, or prospects for cooperation, which may impair the other party's ability to fulfill its obligations under this Agreement, and clear evidence exists to substantiate such change;

(3) Any party has or is involved in major litigation, arbitration or criminal cases that may affect the cooperation.

Article 7 Confidentiality

Both parties agree not to disclose this Agreement and all work involved in it to any third party or the public without the written consent of the other party, unless required by laws and regulations.

Article 8 Dispute Resolution

8.1 This Agreement shall be governed by the laws of the People's Republic of China.

8.2 Any dispute arising out of or in connection with this Agreement shall be submitted by either party to the Beijing International Arbitration Commission for settlement by arbitration in accordance with the rules of arbitration then in force. The arbitral award shall be final and binding on all parties to the Agreement.

Article 9 Other

9.1 This Agreement will take effect after being signed by the legal representatives or authorized representatives of both parties and affixed with the official seals, and the validity period is specified in Article 5.

9.2 If any provision of this Agreement are found to be invalid, illegal, unenforceable, or incapable of performance for any reason, the remaining provisions shall remain in full force and effect.

9.3 Matters not covered in this Agreement shall be negotiated and agreed upon separately by both parties. Any changes to this Agreement shall require both parties to sign a supplementary agreement.

9.4 This original agreement is made in duplicate, with each party holding one copy, with equal legal effect.

Below is the sign page and there is no main text.

Party A: Beijing Baosheng Network Technology Co., Ltd. [Stamp]
Legal representative (or authorized representative)

[signature] Gong Sheng

Party B: Nanjing Yunbei E-Commerce Co., Ltd. [Stamp]
Legal representative (or authorized representative)

[Signature]